EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Update on Allscripts-Misys Transaction

CHICAGO, IL – September 16, 2008 – Allscripts Healthcare Solutions, Inc. (“Allscripts”) (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced today that Misys plc (“Misys”) has issued a press release regarding recent events at Lehman Brothers. In connection with the proposed transactions contemplated by an Agreement and Plan of Merger dated as of March 17, 2008 by and among Allscripts, Misys, Misys Healthcare Systems, LLC (“MHS”) and Patriot Merger Company, LLC (the “Merger Agreement”), Lehman Brothers committed to a $305 million term and revolving credit facility agreement dated March 19, 2008 (as amended and restated on July 22, 2008) with Misys in order to fund a portion of the $330 million payment by Misys to Allscripts contemplated by the Merger Agreement.

Misys has stated that it has been unable to confirm whether Lehman Brothers will be able to fulfill its role under this facility and has therefore commenced the process of identifying other funding alternatives and is in discussions with several other debt providers. The consummation of the transactions contemplated by the Merger Agreement is not subject to a financing condition.

Given the circumstances, Allscripts intends to adjourn its 2008 annual meeting of stockholders scheduled for Monday September 22, 2008 to October 6, 2008, the same date to which Misys has determined to adjourn its extraordinary general meeting. Allscripts continues to support the transactions contemplated by the Merger Agreement, and is working together with Misys to bring the transactions to a successful conclusion. Glen Tullman, Allscripts’ chief executive officer added “While the events surrounding Lehman Brothers are unfortunate, we nevertheless remain excited about the transactions with Misys and believe they are in the best interests of our stockholders and clients.”

About Allscripts

Allscripts (Nasdaq: MDRX) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The company’s unique solutions inform, connect and transform healthcare, delivering improved care at lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system. To learn more, visit Allscripts at www.allscripts.com.

Forward-Looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving Allscripts, Misys Healthcare Systems, LLC (“MHS”) and Misys plc (“Misys”), including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or conditions and approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Such factors may include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Misys or MHS and others following announcement of entering into the merger agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder or shareholder approval or the failure of any party to satisfy other conditions to completion of the proposed transaction; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’, Misys’ and MHS’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the transactions will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.

Allscripts Contacts:

Dan Michelson

Chief Marketing Officer

312-506-1217

dan.michelson@allscripts.com

Todd Stein

Senior Manager/Public Relations

312-506-1216

todd.stein@allscripts.com